Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 22, 2004

among

ARTISAN COMPONENTS, INC.

ARM HOLDINGS PLC

and

SALT ACQUISITION CORPORATION

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

Section 11.06. Governing Law	80
Section 11.07. Jurisdiction	80
Section 11.08. WAIVER OF JURY TRIAL	81
Section 11.09. Counterparts; Effectiveness	81
Section 11.10. Entire Agreement	81
Section 11.11. Severability	81
Section 11.12. Specific Performance	81

INDEX OF EXHIBITS

Exhibit A	—	Form of Company Voting Agreement
Exhibit B	—	Form of Irrevocable Undertaking
Exhibit C	—	Form of Affiliate Agreement
Exhibit D	—	Merger Consideration Illustrative Calculation
Exhibit E	—	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit F	—	Parent Representation Letter
Exhibit G	—	Company Representation Letter
Exhibit H	—	FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 22, 2004 among Artisan Components, Inc., a Delaware corporation (the “Company”), ARM Holdings plc, a public limited company organized under the laws of England and Wales (“Parent”), and Salt Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“MergerSub”).

RECITALS

WHEREAS, the Boards of Directors of the Company and Parent each have determined that a business combination between the Company and Parent is fair to and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and MergerSub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement in the form attached to this Agreement as Exhibit A (the “Company Voting Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent are entering into Irrevocable Undertakings in the form attached to this Agreement as Exhibit B (the “Irrevocable Undertakings”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and MergerSub’s willingness to enter into this Agreement, Parent and the affiliates of the Company under Rule 145 of the 1933 Act, as of the date of this Agreement, are entering into Affiliate Agreements in the form attached to this Agreement as Exhibit C (the “Affiliate Agreements”); and

WHEREAS, the Company, Parent and MergerSub desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (which inquiry includes an indication of proposed transaction terms) relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company or of 10% or more of any class of equity or voting securities of the Company (other than pursuant to the exercise of Company Stock Options that are outstanding on the date of this Agreement or pursuant to the Company ESPP, as the same exists on the date of this Agreement) or of more than 50% of any class of equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in that Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company or more than 50% of any class of equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of assets outside the ordinary course of business, spin-off, other disposition, joint venture or joint development arrangement, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries which transaction involves the acquisition, purchase or disposition, direct or indirect, of (A) more than 10% of any class of equity or voting securities of the Company, (B) assets, individually or in the aggregate, constituting more than 15% of the consolidated assets of the Company or (C) would result in the Company owning less than 50% of any class of equity or voting securities of any Subsidiary of the Company owning more than 15% of the consolidated assets of the Company.

“ADR Depositary” means The Bank of New York in its capacity as Parent’s U.S. depositary or any other Person who may serve in that capacity after the date hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California, U.S.A. or London, England are authorized or required by law to close.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2004 and the footnotes to that balance sheet that are set forth in the Company 10-Q.

“Company Balance Sheet Date” means March 31, 2004.

“Company Material Adverse Effect” means, a material adverse effect on (a) the condition (financial or otherwise), business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (a), in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account, whether alone or in combination, in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (i) any change in the market price or trading volume of the Company Stock after the date of this Agreement, (ii) changes, circumstances or conditions affecting the industries as whole in which the Company participates in general, (iii) changes circumstances or conditions in general United States or global economic, regulatory or political conditions, (iv) changes, circumstances or conditions in United States financial markets, (v) changes in applicable law or in U.S. GAAP, or (vi) any effect that the Company can prove to have primarily resulted from the announcement or pendency of the Merger; provided that no exception enumerated in any of the immediately preceding clauses (ii) through (v) shall apply if any such effect, change, circumstance or condition has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole.

“Company Stock” means the common stock, $0.001 par value, of the Company.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004.

“CREST” means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CREST Co Limited in the United Kingdom in accordance with the Uncertificated Securities Regulations 2001.

“Currency Exchange Rate” shall mean, with respect to the British pound sterling for a particular day, the spot rate of exchange (the closing mid-point) for U.S. dollars into British pounds sterling on such date as published in the New York edition of The Wall Street Journal first published thereafter, or, where no such rate is published in respect of the British pound sterling for such date, at the rate quoted by Citibank, N.A. as of the close of business in New York as of such date.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any applicable law (including common law), statute, ordinance, regulation, rule, judgment, order, decree, injunction, permit or governmental requirement or any agreement with any third party, relating to human health, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Laws and relating to the business or past or present facilities or disposal sites of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, as the case may be, in each case, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with that entity, would be treated as a single employer under Section 414 of the Code.

“Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including, without limitation, any central bank, taxing authority or transgovernmental or supranational entity or authority) or instrumentality (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) the UKLA, the LSE or the NASDAQ.

“Hazardous Substances” means any pollutant, contaminant, or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material regulated by any Governmental Entity in connection with human health or the environment, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics in a concentration sufficient to become regulated by any Governmental Entity in connection with human health or the environment, including, without limitation, asbestos, asbestos-containing materials, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) all rights therein provided by bilateral or international treaties or conventions, and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Plan” means, whether or not written and whether or not required by applicable law, (x) any material employment, consultancy, severance or similar agreement, plan, arrangement or policy; (y) any other material plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or (z) any loan, which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any of its subsidiaries and, in the case of (x), (y) or (z) covers any current of former employee, officer, director or independent contractor of the Company or with respect to which the Company or any of its subsidiaries has any liability, where those individuals are located exclusively outside of the United States.

“knowledge” of any Person that is not an individual means the actual knowledge of any executive officer of that Person, and for the purposes of Section 4.10(a)(vi), Section 4.11 (to the extent such section relates to Intellectual Property Rights), Section 4.12( a)(iii), Section 4.12(a)(v) (to the extent such section relates to Intellectual Property Rights), Section 4.12(a)(vii), Sections 4.12(a)(ix) through 4.12(a)(xiv) and Section 4.21, the employee set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of that property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that property or asset.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary.

“LSE” means the London Stock Exchange plc.

“Merger” means the merger described in Section 2.01(a) or, if the election contemplated by Section 2.01(b) is made, the merger described in Section 2.01(b).

“Merger Consideration” means the consideration payable to holders of Company Stock pursuant to Section 2.02.

“NASDAQ” means the NASDAQ National Market.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Officer” of any Person means any executive officer of that Person within the meaning of Rule 3b-7 of the 1934 Act.

“Official List” means the official list of the UKLA.

“Option Exchange Ratio” means the product of (x) Closing Stock Per Share Amount multiplied by (y) 3.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any Subsidiary.

“Parent ADRs” means the sponsored American Depositary Receipts issued by the ADR Depositary under the Parent Depositary Agreement of which each such Parent ADR evidences title to a Parent ADS.

“Parent ADSs” means the American Depositary Shares held by the ADR Depositary for the benefit of the holders of Parent ADRs under the Parent Depositary Agreement of which each such Parent ADS represents three Parent Ordinary Shares.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of June 30, 2004 and the footnotes to that balance sheet that are set forth in the 6-K filed by Parent on July 19, 2004.

“Parent Balance Sheet Date” means June 30, 2004.

“Parent Depositary Agreement” means the Depositary Agreement dated as of April 17, 2000, as amended, among Parent, the ADR Depositary and the holders of Parent ADRs.

“Parent International Plan” means any material contract, plan, arrangement or policy providing benefits or compensation to any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries in connection with his employment or service with Parent or any such Subsidiary outside the U.S. under which Parent or any such Subsidiary has any liability, current or future, actual or contingent.

“Parent Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either Parent or any Subsidiary.

“Parent Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent or MergerSub to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (a), in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account, whether alone or in combination, in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect: (i) any change in the market price or trading volume of Parent Ordinary Shares or Parent ADSs after the date of this Agreement, (ii) changes, circumstances or conditions affecting the industries as whole in which Parent participates in general, (iii) changes, circumstances or conditions in general United Kingdom, United States or global economic, regulatory or political conditions, (iv) changes, circumstances or conditions in United States or United Kingdom financial markets, (v) changes in applicable law or in U.K. GAAP or (vi) any effect that Parent can prove to have primarily resulted from the announcement or pendency of the Merger; provided that no exception enumerated in any of the immediately preceding clauses (ii) through (v) shall apply if any such effect, change, circumstance or condition has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole.

“Parent Ordinary Shares” means the ordinary shares of Parent, nominal value 0.05 pound sterling per share.

“Parent Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either Parent or any Subsidiary.

“Parent 20-F” means Parent’s annual report on Form 20-F for the fiscal year ended December 31, 2003.

“Parent U.S. Plan” means (i) any material “employee benefit plan” (as defined in Section 3(3) of ERISA), which is subject to any provision of ERISA and is maintained, administered or contributed to by Parent or any of its ERISA Affiliates and covers any employee or former employee of Parent or any of its Subsidiaries or under which Parent or any such Subsidiary has any liability and (ii) any material employment, severance or similar contract and any contract, plan, arrangement or policy providing for retirement benefits, deferred compensation, profit-sharing, bonuses, stock awards, stock options, stock appreciation rights or other forms of equity or cash incentives or severance or other post-employment benefits or post-retirement benefits or compensation which is maintained or contributed to, as the case may be, by Parent or any such ERISA Affiliate and covers any current or former employee, officer, director or consultant of Parent or any such Subsidiary in connection with his employment or service with Parent or any such Subsidiary within the U.S.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registration Statement” means a Registration Statement on Form F-4 of Parent to register the Parent Ordinary Shares issuable in connection with the Merger pursuant to the 1933 Act, together with any amendments or supplements to that Registration Statement.

“Representatives” of any Person means the directors, officers, financial advisors, attorneys, accountants, consultants, employees, agents and advisors of that Person.

“Rights Agreement” means the Preferred Stock Rights Agreement dated December 12, 2001 between the Company and Equiserve Trust Company, N.A., as rights agent.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by that Person.

“Surviving Corporation” means the entity that survives the Merger pursuant to Section 2.01.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

“UKLA” means the Financial Services Authority acting in its capacity as the competent authority for listing in the United Kingdom under Part VI of the FSMA.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

(b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Affiliate Agreements	Recitals
Agreement	Preamble
Articles Amendment Proposal	5.02
Assumed Option	2.05
Average Share Price	2.02
Cash Amount	2.02
Cash Consideration	2.02
Cash Deficiency Ratio	2.02
Cash Electing Shares	2.02
Cash Election	2.02
Cash Proration Factor	2.02
Certificates	2.03
Change Fee	11.04
Closing Cash Per Share Amount	2.02
Closing Stock Per Share Amount	2.02
Code	Recitals
Companies Act	4.03
Company	Preamble
Company Disclosure Schedule	Article 4
Company Employee Plans	4.17
Company ESPP	2.05
Company Payment Event	11.04
Company Recommendation	4.02
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Stock Plans	2.05
Company Subsidiary Securities	4.06
Company Voting Agreements	Recitals
Confidentiality Agreement	6.03
Daily Share Price	2.02
Disclosure Filings	4.09
Dissenting Shares	2.04
Effective Time	2.01
Election Deadline	2.02
Election Form	2.02
End Date	10.01
Exchange Agent	2.03
Foreign Antitrust Laws	4.03
Form F-6	4.09
FSMA	4.03
HSR Act	4.03
Indemnified Person	7.04

Term	Section
Irrevocable Undertakings	Recitals
Leases	4.24
Listing Particulars	4.09
Material Contracts	4.12
Maximum Number of Cash Electing Shares	2.02
Maximum Number of Stock Electing Shares	2.02
MergerSub	Preamble
Multiemployer Plan	4.18
New Director Proposal	5.02
New Directors	5.02
Non-Electing Shares	2.02
Parent	Preamble
Parent Circular	4.09
Parent Disclosure Documents	4.09
Parent Disclosure Schedule	Article 5
Parent Filings	5.07
Parent Proposals	5.02
Parent Recommendation	5.02
Parent Shareholder Approval	5.02
Parent Shareholder Meeting	7.05
Party(ies)	Recitals
Permitted Liens	4.10
Proxy Statement/Prospectus	4.09
Random Trading Days	2.02
Real Property	4.24
Requisite Consents	4.03
Rights	2.02
Sarbanes-Oxley Act	4.07
Share Ratio	2.02
Stock Election	2.02
Stock Deficiency Ratio	2.02
Stock Electing Shares	2.02
Stock Proration Factor	2.02
Superior Proposal	6.03
Tax	4.17
Taxing Authority	4.17
Tax Return	4.17
Tax Sharing Agreements	4.17
Termination Fee	11.04
Third Party Acquisition Event	11.04
368 Reorganization	4.22
U.K. GAAP	5.07
Uncertificated Shares	2.03
U.S. GAAP	4.08

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined in that Exhibit or Schedule, shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract (including terms that are defined in this Agreement) are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated under that statute. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, the Company shall be merged with and into MergerSub in accordance with Delaware Law, at which time the separate existence of the Company shall cease, and MergerSub shall be the Surviving Corporation.

(b) In lieu of the foregoing, if the opinions described in Sections 9.02(c) and 9.03(b) can be delivered, at the election of either Parent or the Company, the Merger contemplated by Section 2.01(a) shall be consummated at the Effective Time by the merger of MergerSub with and into the Company in accordance with Delaware Law, at which time the separate existence of MergerSub shall cease, and the Company shall be the Surviving Corporation.

(c) As soon as practicable after (but in any event within 2 Business Days of) satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and MergerSub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at that time (the “Effective Time”) as the certificate of merger relating to the Merger is duly filed with the Delaware Secretary of State (or at any later time that may be specified in such certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and MergerSub, all as provided under Delaware Law.

Section 2.02. Conversion and Exchange of Shares.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Average Share Price” means the volume weighted average of the Daily Share Prices for the Random Trading Days.

“Cash Amount” means $9.60.

“Cash Deficiency Ratio” means a fraction, (x) the numerator of which is the difference of the Maximum Number of Cash Electing Shares minus the number of Cash Electing Shares, and (y) the denominator is the number of Non-Electing Shares.

“Cash Electing Shares” means the shares of Company Stock as to which an election has been made to receive cash in accordance with the terms and conditions of this Agreement.

“Cash Proration Factor” means the quotient of (x) the Maximum Number of Cash Electing Shares divided by (y) the number of Cash Electing Shares.

“Closing Cash Per Share Amount” means the sum of (x) the Average Share Price multiplied by the Share Ratio plus (y) the Cash Amount.

“Closing Stock Per Share Amount” means the quotient of (x) the Closing Cash Per Share Amount divided by (y) the Average Share Price.

“Daily Share Price” for any trading day means the volume weighted average (rounded to the nearest 1/10,000) of the trading prices on the NASDAQ of Parent ADSs for that day, as reported by Bloomberg Financial Markets (or any other sources that the parties shall agree in writing).

“Maximum Number of Cash Electing Shares” means the amount resulting from the following equation:

[ A x B ] – D C

where:

A = the Cash Amount;

B = the number of shares of Company Stock outstanding at the Effective Time;

C = the Closing Cash Per Share Amount; and

D = the number of Dissenting Shares.

“Maximum Number of Stock Electing Shares” means the difference of (x) the number of shares of Company Stock that are outstanding at the Effective Time minus (y) the Maximum Number of Cash Electing Shares minus (z) the number of Dissenting Shares.

“Random Trading Days” means the 10 trading days of Parent ADSs that are selected by lot in the manner described in the next two sentences out of the 20 trading days of Parent ADSs ending on and including the 2nd trading day preceding the Effective Time. The Random Trading Days shall be selected by Parent and the Company, with a representative of Parent selecting 5 of those trading days on a blind basis and a representative of the Company selecting 5 of those trading days on a blind basis, and with each such Person alternating its blind selections. This blind selection process shall take place at a location that is reasonably acceptable to Parent and the Company at 5:00 p.m., Pacific Coast time on the 2nd trading day preceding the Effective Time.

“Share Ratio” means 4.41.

“Stock Deficiency Ratio” means a fraction (x) the numerator of which equals the difference of the Maximum Number of Stock Electing Shares minus the number of Stock Electing Shares and (y) the denominator of which is the number of Non-Electing Shares.

“Stock Electing Shares” means the shares of Company Stock as to which an election has been made to receive Parent Ordinary Shares or Parent ADSs, as applicable, in accordance with the terms and conditions of this Agreement.

“Stock Proration Factor” means the quotient of (x) the Maximum Number of Stock Electing Shares divided by (y) the number of Stock Electing Shares.

(b) At the Effective Time, but subject to Section 2.04 in all respects:

(i) (A) By virtue of the Merger and without any action on the part of the holder of any shares of Company Stock, except as otherwise provided in this Section 2.02, each share of Company Stock issued and outstanding immediately prior to the Effective Time, together with the rights attached to each such share and issued pursuant to the Rights Agreement (“Rights”), (other than the Dissenting Shares) shall be converted into, and shall be canceled in exchange for, the right to receive Parent ADSs (or, if applicable, Parent Ordinary Shares), cash or a combination of Parent ADSs (or, if applicable, Parent Ordinary Shares) and cash as provided below.

(B) For the sake of clarity, the total amount of cash to be paid to Company stockholders in the Merger under this Section 2.02(b) is the product of (x) the Cash Amount multiplied by (y) the number of shares of Company Stock outstanding at the Effective Time, less an amount equal to the product of (i) the number of Dissenting Shares multiplied by (ii) the Closing Cash Per Share Amount (the “Cash Consideration”). The total number of Parent ADSs to be transferred to Company stockholders in the Merger under this Section 2.02(b) is the product of (1) the Share Ratio multiplied by (2) the number of shares of Company Stock outstanding at the Effective Time.

(ii) Subject to the remainder of this Section 2.02 below (including the proration and adjustment mechanics described in this Section 2.02), each holder of Company Stock shall be entitled, with respect to each share of Company Stock held by that holder, to elect to receive either: (1) cash equal to the Closing Cash Per Share Amount; or (2) the number of Parent ADSs equal to the Closing Stock Per Share Amount, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares.

(iii) If the number of Cash Electing Shares exceeds the Maximum Number of Cash Electing Shares:

(1) each Stock Electing Share shall be converted into, and shall be canceled in exchange for, the number of Parent ADSs equal to the Closing Stock Per Share Amount, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares;

(2) each Cash Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive (A) cash equal to the product of (x) the Closing Cash Per Share Amount multiplied by (y) the Cash Proration Factor and (B) the number of Parent ADSs equal to the product of (x) the Closing Stock Per Share

Amount multiplied by (y) one minus the Cash Proration Factor, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares; and

(3) each Non-Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive the number of Parent ADSs equal to the Closing Stock Per Share Amount, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares.

(iv) If the number of Stock Electing Shares exceeds the Maximum Number of Stock Electing Shares:

(1) each Cash Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive cash equal to the Closing Cash Per Share Amount;

(2) each Stock Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive (A) the number of Parent ADSs equal to the product of (x) the Closing Stock Per Share Amount multiplied by (y) the Stock Proration Factor, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares and (B) cash equal to the product of (x) the Closing Cash Per Share Amount multiplied by (y) one minus the Stock Proration Factor; and

(3) each Non-Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive cash equal to the Closing Cash Per Share Amount.

(v) If neither Section 2.02(b)(iii) nor 2.02(b)(iv) above is applicable:

(1) each Cash Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive cash equal to the Closing Cash Per Share Amount;

(2) each Stock Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive the number of Parent ADSs equal to the Closing Stock Per Share Amount, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares; and

(3) each Non-Electing Share shall be converted into, and shall be canceled in exchange for, the right to receive (A) cash in the amount of the product of (x) the Closing Cash Per Share Amount multiplied by (y) the Cash Deficiency Ratio and (B) the number of Parent ADSs equal to the product of (x) the Closing Stock Per Share Amount multiplied by (y) the Stock Deficiency Ratio, which number shall be adjusted accordingly if the holder elects to receive Parent Ordinary Shares.

(c) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately before the Effective Time shall no longer be outstanding, and shall be canceled and retired without payment of any consideration therefor and shall cease to exist; and

(d) At the Effective Time, each share of common stock of MergerSub outstanding immediately before the Effective Time shall be canceled and, in consideration for the issuance of the Parent Ordinary Shares and Parent ADSs and the payment of the Cash Consideration in accordance with Section 2.03, the Surviving Corporation shall issue to Parent (or the stockholder(s) of MergerSub, if other than Parent) at the Effective Time a number of shares of common stock that is equal to the number of shares of common stock of MergerSub (immediately before the Effective Time) with the same rights, powers and privileges as the Company Stock and shall constitute the only outstanding shares of common stock of the Surviving Corporation.

(e) Prior to the date of the Company Stockholder Meeting, Parent and the Company shall prepare a form (an “Election Form”) pursuant to which a holder of shares of Company Stock may specify the number of those shares owned by that holder that the holder desires to be converted into, and canceled in exchange for, a right to receive cash in the Merger (a “Cash Election”), the number of those shares that the holder desires to be converted into, and canceled in exchange for, a right to receive Parent Ordinary Shares or Parent ADSs in the Merger (a “Stock Election”), or any combination of cash, on the one hand, or Parent Ordinary Shares or Parent ADSs, on the other hand. The Company shall cause an Election Form and a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in exchanging certificates representing shares of Company Stock for the Merger Consideration to be included with the Proxy Statement/Prospectus and mailed to each holder of shares of Company Stock as of the record date for that meeting. The Company thereafter will use commercially reasonable efforts to make available an Election Form and a letter of transmittal to each person who becomes a holder of those shares after the record date for that meeting. Subject to Section 2.02(f) below, the letter of transmittal will permit each holder of Company Stock to elect to receive the Merger Consideration in cash or in the form of either Parent Ordinary Shares or of Parent ADSs. If a holder of Company Stock fails to make such an election before the Election Deadline or otherwise fails properly to make an election, that holder will be deemed to have elected to receive the Merger Consideration in the form of Parent Ordinary Shares, subject to Section 2.02(f) below.

(f) Each holder of shares of Company Stock (other than holders of those shares that, in accordance with Section 2.02(c), are to be canceled in the Merger) shall have the right to specify in an Election Form the number of those shares owned by that holder with respect to which the holder desires to make a Cash Election and the number of those shares with respect to which the holder desires to make a Stock Election. A Cash Election or a Stock Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. New York City time on the date of the Company Stockholder Meeting (the “Election Deadline”) (i) an Election Form covering the shares of Company Stock to which that Cash Election and/or Stock Election applies, executed and completed in accordance with the instructions set forth in that Election Form and letter of transmittal and (ii) in the case of certificated shares of Company Stock, the Certificate or Certificates representing those shares, in the form and with those endorsements, stock powers and signature guarantees that may be required by that Election Form and a letter of transmittal. A Cash Election or Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed, revised Election Form that identifies the share certificates to which that revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Company Stock shall result in the revocation of all prior Election Forms with respect to such shares of Company Stock. Any termination of this Agreement in accordance with Article 10 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of that termination. If an Election Form is revoked (either by delivery of a written notice of revocation, by delivery of a revised Election Form or by termination of this Agreement), the Certificates to which that Election Form applies, if previously delivered to the Exchange Agent, shall be returned to the person revoking that Election Form, unless that person otherwise instructs the Exchange Agent. For purposes of this Agreement, “Non-Electing Shares” means all shares of Company Stock (other than Dissenting Shares and shares of Company Stock that are to be canceled in the Merger pursuant to Section 2.02(c)) as to which neither an effective Cash Election nor an effective Stock Election has been made as of the Election Deadline.

(g) Parent and the Company shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

(h) For illustrative purposes, the parties have attached as Exhibit D to this Agreement three hypothetical calculations of the Merger Consideration that would be payable, in accordance with this Section 2.02, to the various holders of Company Stock pursuant to the Merger based on (i) hypothetical movements in the trading price of Parent ADSs between the date of this Agreement and the Effective Time (as described in that Exhibit), (ii) the number of Cash Electing Shares, Stock Electing Shares, Non-Electing Shares and Dissenting Shares and (iii) the other assumptions set forth in that Exhibit. For the avoidance of doubt, in the event of any conflict between Exhibit D and the rest of this Section 2.02, then the operative language in this Section 2.02 shall prevail over the portions of Exhibit D.

Section 2.03. Surrender and Payment. (a) Prior to the date of the Company Stockholder Meeting, Parent shall appoint the ADR Depositary as an agent for the holders of Company Common Stock (or any other Person that is reasonably acceptable to Parent and the Company) (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”) and for purposes of receiving Election Forms from the holders of Company Stock and determining, in accordance with Section 2.02, the form of the Merger Consideration to be received by each holder of Shares. In consideration of the issue to Parent (or the stockholders of MergerSub, if other than Parent) by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 2.02(f), Parent shall make available to the Exchange Agent at the Effective Time, with respect to holders of shares of Company Stock who submitted a properly completed Election Form and properly completed letter of transmittal prior to the Election Deadline, and as needed from and after the Effective Time, with respect to all other holders of shares of Company Stock, the Merger Consideration (including by issuing and allotting the relevant number of Parent Ordinary Shares to the Exchange Agent) to be paid in respect of shares of Company Stock, together with any cash in lieu of fractional Parent Ordinary Shares or Parent ADSs pursuant to Section 2.07.

(b) Each holder of shares of Company Stock that have been canceled and in respect of which that holder has the right to receive the Merger Consideration shall be entitled to receive the following:

(i) the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share (A) in the case of holders of shares of Company Stock who submitted a properly completed Election Form and properly completed letter of transmittal prior to the Election Deadline, as promptly as practicable after the Effective Time, and

(B) in the case of all other holders of shares of Company Stock, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal or receipt of an “agent’s message” by the Exchange Agent (or any other evidence, if any, of transfer that the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares;

(ii) any cash in lieu of fractional Parent Ordinary Shares or Parent ADSs payable to that holder pursuant to Section 2.07; and

(iii) if applicable, any unpaid dividends or other distributions that such holder has the right to receive pursuant to Section 2.03(g).

Parent will allot the Parent Ordinary Shares, and make available to the Exchange Agent on behalf of the relevant holders of Company Stock the Parent Ordinary Shares to be represented by Parent ADSs, constituting the Merger Consideration in respect of the Company Stock. From and after the Effective Time, until surrendered or transferred , as provided in this Agreement, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive that Merger Consideration, cash in lieu of fractional shares and unpaid dividends or other distributions as provided in this Section 2.03. With respect to holders of shares of Company Stock that elect to receive Parent Ordinary Shares in the Merger (or upon exercise of Assumed Options pursuant to Section 2.05), Parent shall issue those Parent Ordinary Shares to each such holder, credited as fully paid, and will cause that holder’s name to be entered in the register of members of Parent and, except where that holder has requested those Parent Ordinary Shares to be issued in uncertificated form, a certificate in respect thereof shall be issued to that holder. Where any holder has requested his Parent Ordinary Shares to be issued in uncertificated form, Parent shall cause his Parent Ordinary Shares to be issued in accordance with the instructions given by that holder and in accordance with the CREST system.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to that payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or that Uncertificated Share shall be properly transferred and (ii) the Person requesting that payment shall pay to the Exchange Agent any transfer or other taxes required as a result of that payment to a Person other than the registered holder of that Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, cash in lieu of fractional shares pursuant to Section 2.07 and unpaid dividends or other distributions pursuant to Section 2.03(g), and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect to the Merger Consideration, in respect of those shares, in each case without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or any earlier or later date, that is the date immediately before that time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled to any of those amounts.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) for Company Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(g) No dividends or other distributions with respect to Parent Ordinary Shares or Parent ADSs, as applicable, constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until those Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following that surrender or transfer, there shall be paid, without interest, to the Person in whose name the Parent Ordinary Shares or Parent ADSs, as applicable, have been registered, at the time of that surrender or transfer, the amount of any cash payable in lieu of fractional shares to which that Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of that surrender with respect to those securities.

Section 2.04. Dissenting Shares. Notwithstanding anything in Section 2.02 that may be deemed to the contrary, Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of, or consented in writing to, the Merger and who has demanded appraisal for that Company Stock in accordance with Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless that holder fails to perfect, withdraws or otherwise loses the right to appraisal in accordance with Delaware Law. If, after the Effective Time, that holder fails to perfect, withdraws or loses the right to appraisal, that Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Stock, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to those demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any of those demands.

Section 2.05. Stock Options. (a) The terms of each outstanding option to purchase Company Stock (the “Company Stock Options”) granted under any Company plan or arrangement (the “Company Stock Plans”), whether vested or unvested, shall be assumed by Parent to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on substantially the same terms and conditions (including existing vesting schedules) as were applicable under that Company Stock Option, the number of Parent Ordinary Shares (rounded down to the nearest whole share) determined by multiplying the number of Company Stock subject to that Company Stock Option by the Option Exchange Ratio, at a price per Parent Ordinary Share (rounded up to the nearest whole penny) equal to (i) the per share exercise price for the Company Stock otherwise purchasable pursuant to that Company Stock Option divided by (ii) the Option Exchange Ratio (and the quotient of (i) and (ii) shall be multiplied by the Currency Exchange Rate on the Business Day immediately prior to the date on which the Effective Time occurs) (an “Assumed Option”).

(b) The adjustments provided in this Agreement with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code to preserve such “incentive stock option” status.

(c) Within 5 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Ordinary Shares equal to the number of Parent Ordinary Shares issuable pursuant to the exercise of the Assumed Options. Parent shall maintain such Form S-8 registration statement (and maintain the current status of the prospectuses contained therein) in effect for as long as the Company Stock Options and assumed purchase rights remain outstanding.

(d) As soon as practicable after the Effective Time, Parent will deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights under the Assumed Options as provided in this Section.

(e) The Company shall take all action that is necessary to (i) cause the exercise (as of a date that is no later than one Business Day before the Election

Deadline) of each outstanding purchase right under the Company Employee Stock Purchase Plan (the “Company ESPP”); and (ii) provide that no further purchase period shall commence under the Company ESPP following that date; provided, however, that such exercise and cessation of further purchase periods shall be conditioned upon the consummation of the Merger. At the Effective Time, each Company Stock purchased pursuant to that exercise shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company ESPP.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during that period, the Cash Amount, the Share Ratio and all the other relevant factors considered in determining the Merger Consideration pursuant to Section 2.02 shall be appropriately adjusted to reflect that change.

Section 2.07. Fractional Shares. No fractional Parent Ordinary Shares or Parent ADSs shall be issued in the Merger. All fractional Parent Ordinary Shares or Parent ADSs that a holder of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share or Parent ADS results from that aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by (i) multiplying the Average Share Price by the fraction of the Parent ADS to which that holder would otherwise have been entitled, in the case of a fractional Parent ADS and (ii) multiplying one-third of the Average Share Price by the fraction of a Parent Ordinary Share to which that holder would otherwise have been entitled, in the case of a fractional Parent Ordinary Share.

Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 those amounts that it is required to deduct and withhold with respect to the making of that payment under the Code, or any provision of federal, state, local or foreign tax law including the tax laws of the United Kingdom. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, those amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made that deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that Person of a bond, in any reasonable amount that the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will issue, in exchange for that lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by that Certificate together with cash paid in lieu of fractional shares and unpaid dividends, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of MergerSub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. In the event that the Merger contemplated by Section 2.01(b) is effected, the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law; provided that, at the Effective Time by virtue of the Merger, such certificate of incorporation shall be amended to read in its entirety as set forth in Exhibit E, and as so amended.

Section 3.02. Bylaws. The bylaws of MergerSub in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of MergerSub immediately before the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly disclosed in the Company SEC Documents filed before the date of this Agreement or except as set forth in the Company Disclosure Schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken or disclosure is being made and each such exception or disclosure shall be deemed to qualify or relate to that Section or subsection and any other Sections or subsections of this Agreement to the extent it is readily apparent, upon a reading of that exception or disclosure without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, that such exception or disclosure applies to such other Sections or subsections), the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where that qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company’s corporate powers and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles.

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend adoption of this Agreement by its stockholders (the “Company Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 (the “HSR Act”) and of laws, rules and regulations analogous to the HSR Act or otherwise regulating antitrust, competition or monopolization matters and in each case existing in foreign jurisdictions (the “Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable foreign or state securities or “blue sky” laws, (iv) the appropriate applications, filings and notices to, and approval of, the UKLA, the LSE and the NASDAQ, (v) compliance with any applicable requirements of the Companies Act 1985 of the United Kingdom, as amended (the “Companies Act”) and the Financial Services and Markets Act 2000 of the United Kingdom, as amended (the “FSMA”), and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consents, approvals, orders, authorizations, registrations, declarations, announcements and filings required under or in relation to any of the foregoing clauses (i) through (v) shall be referred to in this Agreement as the “Requisite Consents”.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or analogous organizational documents of the Company or any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for those contraventions, conflicts and violations referred to in clause (ii) and for those failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (excluding, for this purpose, exception (vi) from the definition thereof).

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Stock, and 5,000,000 shares of preferred stock, $0.001 par value, of the Company (of which 50,000 have been designated as Series A Preferred Stock and reserved for issuance upon exercise of the Rights distributed to holders of Company Stock pursuant to the Rights

Agreement). As of August 22, 2004, there were outstanding (i) 23,615,408 shares of Company Stock, (ii) other than the Rights attached to the shares of Company Stock, no shares of preferred stock of the Company, (iii) 10,288 treasury shares of Company Common Stock, (iv) stock options to purchase an aggregate of 5,908,588 shares of Company Stock and (v) 1,560,801 shares of Company Stock authorized for issuance under the Company ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company.

(b) Except as set forth in this Section 4.05, as of the date hereof, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Section 4.05 of the Company Disclosure Schedule sets forth a complete and correct list as of August 22, 2004, for each Company Stock Option of the date of grant, the holder, the exercise price and the vesting schedule thereof. The Company is not a party to any voting agreement with respect to the voting of Company Stock.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a business entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign business entity and is (to the extent applicable) in good standing in each jurisdiction where that qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company has been validly issued and are fully paid and nonassessable. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of that capital stock or other voting securities or ownership interests), other than restrictions imposed by applicable securities laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings and Sarbanes-Oxley. (a) True and complete copies of the following documents are available on the SEC’s website: (i) the Company’s annual reports on Form 10-K for its fiscal years ended September 30, 2003, 2002 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2003 and March 31, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since September 30, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 2001 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”). The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since September 30, 2001. No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of that filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements made in any such document, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date that registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they were made, not misleading.

(e) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the 1934 Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(f) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(g) The Company has disclosed, based on the most recent evaluation by the chief executive officer and the chief financial officer of the Company, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes thereto) included in the Company SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles in the United States (“U.S.GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements or, in the case of the unaudited consolidated financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the 1934 Act), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. (a) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the Registration Statement on Form F-6 (together with any amendments or supplements, the “Form F-6”) with respect to the Parent ADRs to be issued in connection with the Merger, shall not at the time the Registration Statement or the Form F-6 is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement or the Form F-6 is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading.

(b) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the proxy or information statement (together with any amendments or supplements, the “Proxy Statement/Prospectus”) in connection with the Company Stockholder Meeting to be included in the Registration Statement filed with the SEC, and (ii) any filing by Parent with the UKLA in respect of the Merger (including the Class I Shareholder Circular (together with any amendments or supplements, the “Parent Circular”) and the listing particulars under Part VI of the FSMA (together with any amendments or supplements, the “Listing Particulars” and together with the Parent Circular, any other filings by Parent with the UKLA in respect of the Merger, the “Parent Disclosure Documents”) will (A) in the case of the Proxy Statement/Prospectus, at the time of the filing thereof, at the time of the mailing thereof to the stockholders of the Company, at the time of the Company Stockholder Meeting, and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading, or (B) in the case of each of the Parent Disclosure Documents, at the time of the filing thereof, at the time of the mailing thereof to the shareholders of Parent, at the time of the Parent Shareholder Meeting and at the Effective Time, contain all particulars relating to the parties to this Agreement required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, the UKLA and the rules and regulations made thereunder, and the rules and requirements of the UKLA) and not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to the Company) as to form in all material respects with the provisions of the 1934 Act.

(c) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or MergerSub which is contained or incorporated by reference in the Registration Statement, the Form F-6, the Proxy Statement/Prospectus and the Parent Disclosure Documents (collectively, the “Disclosure Filings”).

(d) If at any time prior to the Effective Time any fact or event relating to the Company or any of its Subsidiaries or Affiliates which should be set forth in an amendment to any of the Disclosure Filings should be discovered by the Company or should occur, the Company shall promptly inform Parent of that fact or event.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, and through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(ii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(iii) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries (or any material amendment) of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(iv) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien (other than (A) vendor’s liens incurred in the ordinary course of business, (B) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, or (C) liens, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession the existence of which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the affected assets (clauses (A) through (C), are collectively, “Permitted Liens”)) on any material asset, other than in the ordinary course of business consistent with past practices;

(v) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business consistent with past practices;

(vi) (A) any Material Contract entered into by the Company or any of its Subsidiaries or (B) other than in the ordinary course of business, any termination or material amendment of, or waiver of any material rights of the Company or any Subsidiary or of any material obligations of any counterparty under, any Material Contract;

(vii) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in U.S. GAAP or Regulation S-X under the 1934 Act;

(viii) any (A) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director or officer of the Company or any of its Subsidiaries or any grant of any severance or termination pay to (or material amendment to any existing arrangement with any) any other employee of the Company or any of its Subsidiaries other than payments to non-officer employees of the lesser of $25,000 or three months’ salary, (B) increase in benefits payable under any existing severance or termination pay policies or employment or consultancy agreements, (C) entering into any employment, consultancy, deferred compensation, severance, retirement or other similar agreement or arrangement (or any amendment to any such existing agreement or arrangement) with any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, under which the Company’s total obligation exceeds $50,000, (D) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (E) increase in compensation, bonus or other benefits payable to any director or officer or any employee or independent contractor of the Company or any of its Subsidiaries, other than, in the case of employees and independent contractors, in the ordinary course of business consistent with past practice; or

(b) Since the Company Balance Sheet Date, there has not been:

(i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(iii) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes to that balance sheet or in the Company SEC Documents filed before the date of this Agreement; and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Material Contracts. (a) Section 4.12 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the following agreements to which the Company or any of its Subsidiaries is a party or by which any of them are legally bound (collectively, the “Material Contracts”):

(i) each Lease and each lease of personal property providing for annual rentals of $50,000 or more;

(ii) each agreement for the purchase of materials, supplies, goods, services, equipment or other assets by the Company or its Subsidiaries (which, for purposes of clarity, shall not include purchase orders) (A) that involved payments by the Company in the last fiscal year or the last three fiscal quarters in excess of $250,000, or (B) under which the Company expects to spend more than $250,000 in the next 12 months;

(iii) each outbound license, sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of software, materials, supplies, goods, services, equipment or other assets (which, for purposes of clarity, shall not include purchase orders) (A) that involved bookings in the last fiscal year or the last three fiscal quarters of more than $750,000, (B) under which the Company has received in the last fiscal year or the last three fiscal quarters, or expects to receive in the next 12 months, material royalty payments, (C) that grants an exclusive license to any Intellectual Property Right or (D) under which the Company has received in the last fiscal year or the last three fiscal quarters, or expects to receive in the next 12 months, material royalty payments and that grants a license to manufacture products (other than to end users in substantially the form previously disclosed to Parent) and that are now or may become fully paid up;

(iv) each partnership, joint venture, shareholder or agreement providing for a similar legal relationship, or involving the sharing of any revenues, profits, losses or liabilities (other than royalties in the ordinary course of business);

(v) each agreement relating to the acquisition or disposition of any business or of any material assets outside of the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(vi) each agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(vii) each agreement not disclosed pursuant to Section 4.12(a)(iii) that (A) limits or purports to limit the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would by its terms reasonably be expected to so limit the freedom of the Company or any of its Subsidiaries after the Closing Date, (B) grants any exclusive license or exclusive supply or exclusive distribution agreement or other similar exclusive rights or (C) grants any “most favored nation” or similar rights;

(viii) each agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such those are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(ix) each contract in which it grants or receives rights of first refusal, rights of first negotiation, or similar rights with respect to any product, service or Intellectual Property Right;

(x) each in-bound license agreement other than: (A) licenses of trademarks from customers entered into in the ordinary course of business, (B) end-user licenses to off-the-shelf software and to software that is generally commercially available and have an individual cost of less than $100,000, and (C) non-material licenses to specifications, process information and modifications from end-users and foundries entered into in the ordinary course of business;

(xi) each contract to provide source code (i.e., human readable computer code) to any third party or under which a third party has contingent rights to obtain source code, including pursuant to any escrow arrangement (each disclosure of any such contract on Section 4.12(a)(xi) of the Company Disclosure Schedule) specifying the source code and the third party subject to that arrangement);

(xii) each material contract with a person other than: (A) an employee of the Company, (B) an independent contractor of the Company who was retained with an agreement in substantially the form provided to Parent, (C) an end-user pursuant to an agreement entered into in the ordinary course of business (for purposes of this subsection (C) ordinary course of business does not include an agreement pursuant to which the Company assigns or exclusively licenses an Intellectual Property Right that is material to the conduct of its business) or (D) a foundry pursuant to a license agreement previously disclosed to Parent, in each case providing for the development or authorship of any Intellectual Property Right;

(xiii) each contract providing for warranty, indemnification or guaranty obligations by the Company (excluding end-user agreements entered into in the ordinary course of business substantially in the standard form provided to Parent) that individually or in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries; or

(xiv) each contract under which the Company has obligations to jointly market any product, technology or service of a third party.

(b) Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party to any such contract is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder. True and complete copies of each such Material Contract have been made available to Parent.

Section 4.13. Compliance with Laws and Court Orders. Except as would not be material to any of the business segments of the Company or any of its Subsidiaries, the Company and each of its Subsidiaries is and has been in compliance with all applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, nor have any of them been threatened to be charged with or given written notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

Section 4.14. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, there is no action, suit, investigation or proceeding pending or threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or against any of their respective properties before any arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement. Section 4.14 of the Company Disclosure Schedule lists, as of the date of this Agreement, each action, suit and proceeding pending on the date of this Agreement against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of its present or former directors, officers or employees or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties, in each case, before any arbitrator or by or before any other Governmental Entity.

Section 4.15. Finders’ Fees. Except for Goldman Sachs & Co., a true and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.16. Opinion of Financial Advisor. The Company has received the opinion of Goldman Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders.

Section 4.17. Taxes. (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all of those material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with U.S. GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended September 30, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.18. Employee Benefit Plans. (a) Section 4.18 of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, identifying, whether or not written, each (w) “employee benefit plan,” as defined in Section 3(3) of ERISA; (x) each employment, consultancy, severance or similar contract, plan, arrangement or policy, other than at-will employment agreements with no severance or guaranteed compensation; (y) each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, life insurance, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits); or (z) any loan; in each case which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Affiliate and covers any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of those plans (and, if applicable, related trust or funding agreements or insurance policies, amendments to any of the foregoing, and prospectuses or summary plan descriptions relating to any of the foregoing) and all amendments to any of the foregoing and written interpretations of any of the foregoing have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, its Schedule B) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively in this Agreement as the “Company Employee Plans; provided that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of that term) shall not constitute a Company Employee Plan.”

(b) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers, contributes to (or is required to sponsor, maintain, administer or contribute to) any plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates (nor any of their predecessors) has within the past 6 years sponsored, maintained, contributed to (or been required to sponsor, maintain, administer or contribute to) any such plan.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), and neither the Company nor any of its ERISA Affiliates (nor any of their predecessors) has within the past 6 years contributed to (or been required to contribute to) any such plan.

(d) With respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code, the Company has received a favorable determination or opinion letter from the IRS as to its qualified status (including with respect to GUST amendments) and, to the Company’s knowledge, no event has occurred which would adversely affect such qualified status. Each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by all applicable law, including ERISA and the Code. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any subsequent termination of employment) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or other property, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation, rights or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Employee Plan or International Plan, whether or not that payment, rights or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post- retirement health, medical or life insurance benefits for retired, former or current officers or employees of the Company or its Subsidiaries except as required (i) to avoid excise tax under Section 4980B of the Code or as otherwise may be required by statute or (ii) for benefits the full cost of which are borne by employees of the Company (or such employee’s beneficiaries or dependents).

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company

Employee Plan which would increase materially the expense of maintaining that Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(j) Section 4.18(j) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, identifying each International Plan. The Company has made available to Parent copies of each International Plan and any amendments to any such plan, as well as, to the extent applicable, any related trust or funding agreements or insurance policies, amendments to any such agreement or policy, associated actuarial reports, and related prospectuses or summary plan descriptions. Each International Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where that International Plan was intended to so qualify) and, to the knowledge of the Company, has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates or Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining that International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan, as of March 31, 2004, the total amount or value of the funds available under that International Plan to pay benefits accrued thereunder or segregated in respect of those accrued benefits, together with any related reserve or accrual, meet or exceed the present value of all benefits (actual or contingent) accrued as of that date of all participants and past participants in any such plan to whom the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any of those funds, accruals or reserves to the extent provided by plan terms and local law.

Section 4.19. Employee and Labor Matters.

(a) The Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for any failures to comply that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

(b) Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any of those employees. Furthermore, except as would not, individually or in the aggregate, be material, (i) there are no unfair labor practice charges or complaints against Company or any of its subsidiaries pending before the National Labor Relations Board or any foreign equivalent; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

(c) Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) any other transaction, layoff, reduction in force or employment terminations that is sufficient in number to trigger application of any similar foreign, state or local law that could result in a material liability of the Company and its Subsidiaries, taken as a whole.

Section 4.20. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) no written notice, notification, request for information, citation, order, claim, demand, directive, notice of violation, complaint or penalty has been received by the Company or any of its Subsidiaries and (ii) there are no judicial, administrative, regulatory or civil actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened, in the case of each of (i) or (ii), arising out of, based upon or resulting from (x) an actual or alleged violation of, or liability under, any applicable Environmental Law by or of the Company or any of its Subsidiaries or (y) the present or release of, or exposure to, any Hazardous Substance;

(b) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(c) there has been no release by the Company or its Subsidiaries, or for which the Company or any Subsidiary is or could reasonably be held responsible contractually or by operation of law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or any third party site to which the Company or any of its Subsidiaries has sent any Hazardous Substance for disposal or treatment.

Section 4.21. Intellectual Property. (a) Section 4.21(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all material research agreements, development agreements, settlement agreements, consent to use agreements and covenants not to sue to which the Company or any of its Subsidiaries is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material non-patent and non-trademark Intellectual Property Rights and, to the knowledge of the Company, all of the material patent and trademark rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or material Licensed Intellectual Property Rights.

(c) To the knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any patent or trademark rights of any third person. None of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any non-patent or non-trademark Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Since August 20, 2001, none of the Company and any Subsidiary has received from any third party an offer to license any patents of that third party.

(d) None of the Owned Intellectual Property Rights and, to the knowledge of the Company, the Licensed Intellectual Property Rights, in each case that are material to the operation of the business of the Company and its Subsidiaries as currently conducted, has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all of those Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(e) The Company and its Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s and its Subsidiaries’ licenses under the Licensed Intellectual Property Rights, free and clear of any Lien, except with respect to validity for which representations are explicitly made in subsection (d) above. Section 4.21(e) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications and domain names included in the Owned Intellectual Property Rights, specifying as to each such Intellectual Property Right, as applicable, (A) the owner of such Intellectual Property Right, (B) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (C) the registration or application numbers thereof. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company is the sole owner of such Owned Intellectual Property Right and no third party has any claim of ownership in such Owned Intellectual Property Right. As to each such Owned Intellectual Property Right held by assignment, the Company is unaware of any purported prior assignment, grant or conveyance of such Owned Intellectual Property Right to any third party inconsistent with the purchase of sole ownership by the Company. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(f) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right which, if allowed to continue, would individually or in the aggregate result in a material loss of revenue. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material confidential Intellectual Property Rights. None of the Intellectual Property Rights of the Company or any Subsidiary that are material to the business or operation of the Company or any Subsidiary and the value of which to the Company or any Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

(g) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Intellectual Property Rights which are material to the Business of the Company and its Subsidiaries as currently conducted. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property Rights which are material to the Business of the Company and its Subsidiaries as currently conducted, has performed services for the government, university, college, or other educational institution or research center during a period of time during which that employee, consultant or independent contractor was also performing services for the Company. None of the material code included in the Company’s products is based on or is a derivative work of any software that originated or resulted from funds provided by any government or university.

(h) To the extent that any material Owned Intellectual Property Rights have been developed or created by a third party (including any current or former employee of the Company) for the Company, the Company has a related written agreement with that third party, and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted) to all of that third party’s Intellectual Property Rights in that work, material or invention by operation of law or by valid assignment.

Section 4.22. Tax Treatment. Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of its other Affiliates, has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.23. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated by this Agreement from Section 203 of Delaware Law, and, accordingly, neither that Section nor any other anti-takeover or similar statute or regulation applies or purports to apply to the Merger of any of those transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b) The Company has taken all action necessary to (i) ensure the Rights do not separate from the Company Stock as a result of the Merger or any of the other transactions contemplated by this Agreement and (ii) ensure that (A) none of Parent, MergerSub of any of their Affiliates will become an Acquiring Person (as defined in the Rights Agreement) as a result of the Merger or the other transactions contemplated by this Agreement, and (B) neither a Distribution Date nor a Share Acquisition Date (each, as defined in the Rights Agreement) shall occur, nor shall any rights of any holder of the Rights or any rights or obligations of any party to the Rights Agreement, be triggered by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or the announcement or consummation of any of the other transactions contemplated by this Agreement.

Section 4.24. Property. (a) Neither the Company nor any of its Subsidiaries owns any real property, and none of the Company or any of its Subsidiaries has ever owned any real property. Section 4.24(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all leases, subleases and licenses, concessions and other agreements relating to real property (together with all amendments and modifications, the “Leases”), which Leases have been made available to Parent, pursuant to which the Company or a Subsidiary holds a valid leasehold or subleasehold interest in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property (the “Real Property”).

(b) With respect to all Real Property, to the Company’s knowledge, (i) the Company and the Subsidiaries have legal and adequate access to (A) public roads or valid easements over private streets or private property for such ingress to and egress from all such Real Property and (B) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company or any Subsidiary as currently conducted; (ii) no material condemnation proceeding or other litigation is pending or threatened which would preclude or impair the use of any such Real Property by the Company or the Subsidiaries for the purposes for which it is currently used as of the date hereof; and (iii) such Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a material nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances nor has the Company nor any Subsidiary received any notice of that nonconforming use or of a violation of those laws.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as expressly disclosed in the Parent Filings filed before the date of this Agreement or except as set forth in the Parent Disclosure Schedule delivered to Company on the date of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken or disclosure is being made and each such exception or disclosure shall be deemed to qualify or relate to that Section or subsection and any other Sections or subsections of this Agreement to the extent it is readily apparent, upon a reading of that exception or disclosure without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, that such exception or disclosure applies to such other Sections or subsections), Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and MergerSub is a company or corporation duly organized, validly existing and (as relates to MergerSub) in good standing under the laws of its jurisdiction of incorporation and has all corporate or company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and MergerSub is duly qualified to do business as a foreign business entity and is in good standing in each jurisdiction where that qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has previously made available to the Company true and complete copies of the memorandum and articles of association of Parent and the certificate of incorporation and bylaws of MergerSub as currently in effect. Since the date of its incorporation, MergerSub has not engaged in any activities, other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and MergerSub of this Agreement and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement are within the company or corporate powers of Parent and MergerSub and, except for the Parent Shareholder Approval, have been duly authorized by all necessary company or corporate action.

(b) The consummation of the Merger requires the affirmative vote of holders of a simple majority of Parent Ordinary Shares present and voting on a show of hands (or, if on a poll, the holders of a simple majority of the votes attaching to the Parent Ordinary Shares who vote in person or by proxy) at the Parent Shareholder Meeting in favor of the following (considered as one integrated resolution):

(i) the transactions contemplated by this Agreement;

(ii) the appointment of Lucio Lanza and Mark Templeton to the Board of Directors of Parent as of the Effective Time (or, if Mr. Lanza or Mr. Templeton is unable or unwilling to serve in that capacity (and either of them or the Company has so indicated in writing), any other individual(s) that may be reasonably acceptable to Parent and the Company (Messrs. Lanza and Templeton, together with any such replacement, as applicable, the “New Directors”) (such proposal, the “New Director Proposal”);

(iii) an increase in the maximum number of Directors of Parent to sixteen at any time (in accordance with the articles of association of Parent)

(iv) an increase in the authorized ordinary share capital of Parent in an amount reasonably necessary to consummate the transactions contemplated by this Agreement;

(v) an authority to allot relevant securities pursuant to section 80 of the Companies Act 1985 in the form of Parent Ordinary Shares for the purposes of the transactions contemplated by this Agreement; and

(vi) an exclusion of Assumed Options from the dilution limits in the existing Parent share plans or arrangements.

(c) The affirmative vote of holders of three-fourths of Parent Ordinary Shares present and voting on a show of hands (or, if on a poll, the holders of three-fourths of the votes attaching to the Parent Ordinary Shares who vote in person or by proxy) is required at the Parent Shareholder Meeting in order to amend Parent’s articles of association to provide for (i) an increase in the maximum number of Directors of Parent to sixteen at any time, (ii) the delivery of notices of the meetings of the Board of Directors of Parent to Directors residing outside the United Kingdom and (iii) the provision to the holders of Parent ADRs of substantially the same rights as holders of Parent Ordinary Shares, including: (A) to the extent permitted by applicable law or regulation, the rights to receive notice of, attend, speak and vote at, and call for a poll at general meetings of holders of Parent Ordinary Shares, including by providing for the appointment of multiple proxies by certain types of shareholders, and to permit the appointment of substitutes instead of the proxies and to provide for special and extraordinary resolutions to be taken on a poll; and (B) to the extent reasonably practicable and permitted by applicable law or regulation, the rights to requisition general meetings of holders of Parent Ordinary Shares and requisition resolutions at such meetings and to permit the appointment of sub-proxies by certain types of shareholders (such proposal, the “Articles Amendment Proposal” and together with the proposal described in Section 5.02(b), the “Parent Proposals”). For purposes of this Agreement, the term “Parent Shareholder Approval” means the approvals of Parent shareholders that are required to approve and adopt the Parent Proposals and are described in this Section 5.02.

(d) This Agreement constitutes a valid and binding agreement of each of Parent and MergerSub enforceable against Parent or MergerSub in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles.

(e) At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement, (ii) unanimously approved the Articles Amendment Proposal, and (iii) unanimously resolved, subject to Section 7.05, to recommend approval of the Parent Proposals to its shareholders (the “Parent Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and MergerSub of this Agreement and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the Requisite Consents, (ii) an application to H.M. Treasury for Treasury Consent pursuant to Section 765 of the Income and Corporation Taxes Act of 1988 (and receipt of that consent or confirmation that it is not required) and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially to impair the ability of Parent and MergerSub to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and MergerSub of this Agreement and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association of Parent or the certificate of incorporation or bylaws of MergerSub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for those contraventions, conflicts and violations referred to in clause (ii) and for those failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (excluding, for this purpose, exception (vi) from the definition thereof).

Section 5.05. Capitalization. (a) As of the date of this Agreement, the authorized share capital of Parent consists of £79,000,000 divided into 1,580,000,000 Parent Ordinary Shares. As of August 22, 2004, there were outstanding 1,025,903,814 Parent Ordinary Shares, (which includes 35,840,337

Parent ADSs exchangeable for Parent Ordinary Shares), and employee stock options to purchase an aggregate of 77,825,548 shares of Parent Ordinary Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Except as set forth in this Section 5.05 and the receipt of conditional awards under Parent’s long-term incentive plans as described in Section 5.05(b) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

(c) All Parent Ordinary Shares issued and allotted in consideration of the cancellation of Company Stock pursuant to Section 2.02 at or after the Effective Time (including all Parent Ordinary Shares represented by Parent ADSs forming part of the Merger Consideration) in accordance with this Agreement, will be, when so issued and allotted, duly authorized, validly issued and allotted, fully paid and free of preemptive rights, except as provided by the Companies Act. The Parent ADRs issued in respect of the Parent ADSs issued as Merger Consideration will be duly issued in accordance with the Parent Depositary Agreement.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a business entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified to do business as a foreign business entity and is (to the extent applicable) in good standing in each jurisdiction where that qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent 20-F.

(b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of that capital stock or other voting securities or ownership interests), other than restrictions imposed by applicable securities laws. There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

Section 5.07. SEC and UKLA Filings. (a) True and complete copies of the following documents have been provided to the Company or are available on the SEC’s website: (i) its annual report on Form 20-F for its fiscal year ended December 31, 2003, 2002 and 2001, (ii) all current reports on Form 6-K filed by it with the SEC since December 31, 2003, (iii) all other reports, filings, registration statements and other documents filed by it with the SEC, the UKLA or the LSE since September 30, 2001, and (iv) all circulars, reports and other documents distributed by Parent to its shareholders since September 30, 2001 (collectively, the “Parent Filings”). Parent has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC, the UKLA or the LSE since September 30, 2001. No Parent Subsidiary is required to file any form, report, circular, registration statement or prospectus or other document with the SEC, the UKLA or the LSE.

(b) As of its filing date, each Parent Filing complied, and each such Parent Filing filed subsequent to the date hereof will comply, as to form, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) Parent has in all material respects complied with its obligations to notify a Regulatory Information Service of information pursuant to Chapter 9 of the Listing Rules of the UKLA since January 1, 2004, and those notifications are publicly available. Parent has not received notice from the UKLA that there are any circumstances that would justify or warrant it commencing proceedings to discount or suspend the listing of the Parent Ordinary Shares on the Official List of the UKLA.

(d) As of its filing date (or, if amended or superseded by a filing before the date of this Agreement, on the date of that filing), each Parent Filing filed pursuant to the 1934 Act did not, and each such Parent Filing filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements made in any such document, in the light of the circumstances under which they were made, not misleading.

(e) Each Parent Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date the registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they were made, not misleading. With respect to each Parent Filing filed with the UKLA, as of its filing date (or, if amended or superseded by a filing before the date of this Agreement, on the date of that filing), all statements of fact contained in that filing were, in the light of the circumstances under which they were made, true and accurate in all material respects and were not misleading.

(f) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the UKLA, the LSE and NASDAQ. Except as permitted by the 1934 Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.

(g) Parent has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of Parent by others within those entities.

(h) Parent has disclosed, based on the most recent evaluation by the chief executive officer and the chief financial officer of Parent, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

Section 5.08. Financial Statements. The audited consolidated financial statements of Parent (including, in each case, any related notes thereto) included in the Parent 20-F and Parent’s unaudited interim results for the six-month period ended June 30, 2004 present fairly, in all material respects, the financial position of Parent and its consolidated Subsidiaries at the dates thereof and the results of its operations and cash flows for each of the periods then ended, in conformity with generally accepted accounting principles in the United Kingdom (“U.K. GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements and except in the case of the interim statements), and, to the extent applicable and required by the 1933 Act or the 1934 Act, reconciled to U.S. GAAP as noted therein or during the periods involved.

Section 5.09. Disclosure Documents. (a) The information to be supplied by or on behalf of Parent or MergerSub for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the Form F-6, shall not at the time the Registration Statement or the Form F-6 is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement or the Form F-6 is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the 1933 Act.

(b) The information to be supplied by or on behalf of Parent or MergerSub for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, and (ii) in any of the Parent Disclosure Documents will (A) in the case of the Proxy Statement/Prospectus, at the time of the filing thereof, at the time of the mailing thereof to the stockholders of the Company, at the time of the Company Stockholder Meeting, and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading, or (B) in the case of each of the Parent Disclosure Documents, at the time of the filing thereof, at the time of the mailing thereof to the shareholders of Parent, at the time of the Parent Shareholder Meeting and at the Effective Time, contain all particulars relating to the parties to this Agreement required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, the FSMA and the rules and regulations made thereunder, and the rules and requirements of the UKLA) and not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading.

(c) Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in the Disclosure Filings.

(d) If at any time prior to the Effective Time any fact or event relating to Parent or any of its Subsidiaries or Affiliates which should be set forth in an amendment to any of the Disclosure Filings should be discovered by Parent or should occur, Parent shall promptly inform the Company of that fact or event.

Section 5.10. Absence of Certain Changes. (a) Since the Parent Balance Sheet Date, and through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, other than Parent’s normal semi-annual dividend, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

(ii) any incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any material indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices; and

(iii) any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in U.K. GAAP or U.S. GAAP.

(b) Since the Parent Balance Sheet Date, there has not been:

(i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

(a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes to that balance sheet or in the Parent Filings filed before the date of this Agreement; and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. Except as would not be material to any of the business segments of Parent or any of its Subsidiaries, Parent and each of its Subsidiaries is and has been in compliance with all applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees. To the knowledge of Parent, neither Parent nor any of its Subsidiaries is under investigation with respect to, nor have any of them been threatened to be charged with or given written notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

Section 5.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries before any arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, there is no action, suit, investigation or proceeding pending or threatened against any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or against any of their respective properties before any arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement.

Section 5.14. Finders’ Fees. Except for Morgan Stanley, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.15. Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley, financial advisor to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid in the Merger is fair to Parent from a financial point of view.

Section 5.16. Taxes. (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all of those material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with U.K. GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended April 5, 1999 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

Section 5.17. Employee Benefits and Labor Matters. (a) There are no Parent U.S. Plan subject to Title IV of ERISA. Each Parent U.S. Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified.

(b) Each Parent International Plan has been maintained in good standing with applicable regulatory authorities, with those exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

(c) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent U.S. Plan or Parent International Plan, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or consultant of Parent or any Parent Subsidiary, or result in the triggering or imposition of any restrictions or limitations on the right of Parent, the Surviving Corporation or any Subsidiary of that Person to amend or terminate any Parent U.S. Plan or Parent International Plan and receive the full amount of any excess assets remaining or resulting from that amendment or termination, subject to applicable taxes.

(d) No work stoppage, labor strike, slowdown or other job action against Parent or any Parent Subsidiary is pending or threatened which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is involved in or threatened with any labor dispute or grievance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. To the knowledge of Parent, there is no organizing effort or representation question at issue with respect to a material number of employees of Parent or any Parent Subsidiary.

Section 5.18. Tax Treatment. Neither Parent, nor, to the knowledge of Parent, any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.19. Intellectual Property. (a) To the knowledge of Parent, the Parent Licensed Intellectual Property Rights and the Parent Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of Parent and its Subsidiaries as currently conducted.

(b) None of Parent or any of its Subsidiaries has given to any Person an indemnity in connection with any Intellectual Property Right, except as would not in any individual case, be reasonably expected to result in a Parent Material Adverse Effect.

(c) To the knowledge of Parent, none of Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person, except that would, individually or in the aggregate, reasonably be expected to result in a material liability to Parent.

(d) None of the Parent Owned Intellectual Property Rights and, to the knowledge of Parent, none of the Parent Licensed Intellectual Property Rights, in each case that is material to the operation of the business of Parent and its Subsidiaries as currently conducted, has been adjudged invalid or unenforceable in whole or part and, to the knowledge of Parent, all those Parent Owned Intellectual Property Rights and Parent Licensed Intellectual Property Rights are valid and enforceable.

(e) To the knowledge of Parent, no Person has infringed, misappropriated or otherwise violated any Parent Owned Intellectual Property Right, except as would not be reasonably expected to constitute a Parent Material Adverse Effect. Parent has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential material Intellectual Property Rights.

Section 5.20. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) no written notice, notification, request for information, citation, order, claim, demand, directive, notice of violation, complaint or penalty has been received by Parent or any of its Subsidiaries and (ii) there are no judicial, administrative, regulatory or civil actions, suits, investigations or proceedings pending or, to the knowledge of Parent, threatened, in the case of each of (i) or (ii), arising out of, based upon or resulting from (x) an actual or alleged violation of, or liability under, any applicable Environmental Law by or of Parent or any of its Subsidiaries or (y) the present or release of, or exposure to, any Hazardous Substance;

(b) Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(c) there has been no release by Parent or its Subsidiaries, or for which Parent or any Subsidiary is or could reasonably be held responsible contractually or by operation of law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, or any third party site to which Parent or any of its Subsidiaries has sent any Hazardous Substance for disposal or treatment.

Section 5.21. Available Funds. Parent has or has available to it, and will make available to MergerSub, all funds necessary to satisfy all of Parent’s and MergerSub’s obligations under this Agreement and in connection with the transactions contemplated hereby.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall, except as set forth in Section 6.01 of the Company Disclosure Schedule and except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), conduct their business in the ordinary course and in material compliance with all applicable laws and regulations, pay or perform their material obligations when due, subject to good faith disputes over those obligations, and use commercially reasonable efforts to (i) maintain their properties in good operating condition, (ii) keep available the services of its officers and key employees and (iii) preserve their relationships with customers, suppliers, licensors, licensees and other third parties with which the Company or its Subsidiaries has business dealings. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company shall not and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change to its certificate of incorporation or bylaws;

(b) split, combine or reclassify any shares of capital stock of the Company or any Subsidiary that is not wholly owned or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary, except for regular dividends by Company Subsidiaries that are not wholly owned on a pro rata basis to the equity owners thereof;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) the issuance of any shares of the Company Stock upon (x) the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the present terms of those options, or (y) pursuant to the ESPP, as the same exists on the date of this Agreement or (B) the issuance of options to acquire shares of Company Common Stock as set forth in Section 6.01(c) of the Company Disclosure Schedule or (ii) amend any term of any outstanding security of the Company or any of its Subsidiaries;

(d) other than in connection with transactions permitted by Section 6.01(m), incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the Company and its Subsidiaries attached as Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $50,000 individually or $250,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices;

(f) other than sales of inventory and grants of licenses in the ordinary course of business consistent with past practices, sell, lease, encumber or otherwise transfer, any assets having a fair market value exceeding $20,000 in any one transaction or $100,000 in the aggregate;

(g) other than in connection with actions permitted by Section 6.01(d), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than pursuant to any existing contract with or other legal obligation to that Person or in the ordinary course of business consistent with past practices or (ii) create, incur or assume any indebtedness or guarantees thereof having an aggregate principal amount outstanding at any time greater than $50,000;

(h) create or incur any Lien (other than Permitted Liens) on any material asset of the Company or any of its Subsidiaries;

(i) enter into, amend or modify in any material respect or terminate any Material Contract or any agreement, contract, commitment, plan or arrangement that would have been a Material Contract if it had existed on the date of this Agreement;

(j) (i) increase the amount of compensation of any director or executive officer or, except as required by an existing agreement disclosed to Parent, make any increase in any employee benefits, (ii) grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries other than payments to non-officer employees of the lesser of $25,000 or three months’ salary, (iii) enter into any new employment contract or arrangement with any director or officer or any employee, except, in the latter case in the ordinary course of business consistent with past practices, (iv) adopt any additional employee benefit plan or make any contribution to any existing such plan, other than the minimum contributions required by law, (v) amend in any material respect any Employee Plan, Multiemployer Plan, Retirement Plan or International Plan so as to increase the benefits payable under such plan except as may be required by applicable law or (vi) enter into or amend in any material respect any agreement, contract or arrangement with any current or former director, officer, employee (or any individual hired in any such capacity other than at-will offers to non-officer employees with no severance, change of control or other guaranteed compensation or ESPP subscription agreements entered into in accordance with the terms of the Company ESPP as of the date of this Agreement) or commit to provide any payment to any such individual that would have been required to be disclosed on Section 4.18(e) of the Company Disclosure Schedule if any such commitment existed on or before the date of this Agreement;

(k) change the Company’s methods of accounting, except as required by changes in U.S. GAAP or by Regulation S-X of the 1934 Act, as concurred in by its independent public accountants;

(l) settle, or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company and its Subsidiaries, taken as a whole;

(m) transfer, license or sub-license to any Person any Owned Intellectual Property Rights, or otherwise extend, amend or modify any agreement in relation to any Owned Intellectual Property Rights, other than in the ordinary course of business, or take any other action which would materially impair the value of the Owned Intellectual Property Rights; and

(n) agree or make a binding commitment to do any of the foregoing.

Section 6.02. Company Stockholder Meeting; Proxy Material. The Company shall take all actions in accordance with Delaware Law, its certificate of incorporation and bylaws and the rules of NASDAQ to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement. Subject to Section 6.03(b), the Board of Directors of the Company shall make the Company Recommendation. In connection with that meeting, the Company shall (i) mail the Proxy Statement/Prospectus to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act and, if necessary in order to comply with applicable securities laws, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies, (ii) use its commercially reasonable efforts to secure the Company Stockholder Approval, and (iii) otherwise comply with all legal requirements applicable to that meeting. The Company shall cooperate with Parent in fulfilling Parent’s obligations set forth in Sections 7.05 and 7.06. Unless this Agreement is previously terminated in accordance with its terms, the Company shall (x) be obligated to call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable, (y) submit this Agreement to its stockholders at the Company Stockholder Meeting, even if the Board of Directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company stockholders reject it and (z) not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so until after the termination of this Agreement.

Section 6.03. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, investment bankers, attorneys, accountants, consultants to, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of their respective other employees, agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Sections 6.03(a) and 6.03(c) with respect to the Acquisition Proposal made by such third party, has made a bona fide, unsolicited written Acquisition Proposal that the Board of Directors of the Company believes in good faith is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to that Third Party information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, a copy of which shall be provided to Parent, with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of January 29, 2004 between the Company and Parent (as the same has been subsequently amended, the “Confidentiality Agreement”), (iii) fail to make, withdraw, or modify in a manner adverse to Parent the Company Recommendation (subject to compliance with Section 6.03(c)) and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iv) only, before the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel to the Company, that it must take that action to comply with its fiduciary duties under applicable law. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

(c) Further, the Board of Directors of the Company shall not take any of the actions referred to in any of (b)(i) or (b)(ii) of this Section unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take that action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after the Company obtains knowledge of the receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that would reasonably be expected to lead to an Acquisition Proposal, and that notice shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material details of any such Acquisition Proposal, inquiry or request. Additionally, the Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b)(iii), unless the Company promptly notifies Parent, in writing and at least 3 Business Days before taking that action, of its intention to do so, and in the event such action is in response to an Acquisition Proposal that constitutes a Superior Proposal, (x) the Company attaches to such notice the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the offeror, and (y) Parent does not make, within 3 Business Days of receipt of that written notification, an offer that renders that Acquisition Proposal to no longer be a Superior Proposal. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock on terms that the Board of Directors of the Company determines in good faith, after consultation with its outside counsel and its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any proposed break-up fees, expense reimbursement provisions and conditions to consummation, is (i) reasonably likely to be consummated and (ii) more favorable to the Company’s stockholders than the Merger (or any subsequent offer made by Parent in response to any such Acquisition Proposal) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04. Tax Matters. (a) Unless Parent consents in writing (which consent shall not be unreasonably, withheld, conditioned or delayed), from the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, in each case if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with U.S. GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time in a manner consistent with past practices.

Section 6.05. Intellectual Property. Except as may be consented to in writing by Parent, after the date hereof and prior to the Closing Date:

(a) the Company will make payments and take all other actions that are reasonably necessary or advisable to maintain pending applications and other registered Intellectual Property Rights included in the Owned Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any registered Intellectual Property Rights included in the Owned Intellectual Property Rights;

(b) the Company will provide information to Parent about the status of any pending applications for registered Intellectual Property Rights included in the Owned Intellectual Property Rights and, subject to compliance with any anti-trust or other legal requirements, allow Parent to provide recommendations as to the prosecution of those applications;

(c) the Company will not commit to license any Intellectual Property Rights, except in the ordinary course; and

(d) the Company will not commit to disclose any secret or confidential material Intellectual Property Rights (except by way of issuance of a patent) or permit to lapse or go abandoned any Intellectual Property Rights (or any registration or grant of any of those rights or any related application) to which, or under which, the Company has any right, title, interest or license, except pursuant to a non-disclosure agreement in connection with communications with customers in the ordinary course or as permitted pursuant to the terms of Section 6.03.

Section 6.06. Termination of 401(k) Plan. The Company will terminate its 401(k) plan, effective as of the Effective Time and contingent upon the consummation of the Merger, as reasonably directed by Parent upon at least 5 Business Days’ notice.

Section 6.07. Affiliates. No later than 10 days prior to the date of the Company Stockholder Meeting, the Company shall deliver to Parent a letter identifying all Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. With respect to any Persons who may be deemed an affiliate of the Company after the date of this Agreement and are not already subject to Affiliate Agreements, the Company shall use commercially reasonable efforts to obtain a written agreement from each such Person who may be so deemed as soon as practicable and, in any event prior to the Effective Time, substantially in the form of Exhibit C to this Agreement.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, Parent and its Subsidiaries shall, except as set forth in Section 7.01 of the Parent Disclosure Schedule and except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), conduct their business in the ordinary course and in material compliance with all applicable laws and regulations, pay or perform their material obligations when due, subject to good faith disputes over those obligations, and use commercially reasonable efforts to (i) maintain their properties in good operating condition, (ii) keep available the services of its officers and key employees, and (iii) preserve their relationships with customers, suppliers, licensors, licensees and other third parties with which Parent or its Subsidiaries has business dealings. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 7.01 of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, Parent shall not and shall cause its Subsidiaries not to:

(a) adopt or propose any change in Parent’s memorandum and articles of association;

(b) make any material changes to MergerSub’s certificate of incorporation;

(c) engage in any repurchase at a premium, recapitalization, restructuring or reorganization with respect to Parent’s share capital, including, but not limited to, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Parent’s share capital;

(d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) the issuance of shares of upon the exercise of share options or pursuant to Parent’s long-term incentive plans, (B) the grant of stock based compensation to directors or employees in the ordinary course of business consistent with past practices, and (C) the issuance of share capital in connection with a merger or other acquisition or business combination that is permissible under Section 7.01(f) or (ii) amend any term of any outstanding equity security of Parent; or

(e) knowingly take any action that would result in a failure to maintain trading of Parent ADSs on NASDAQ or Parent Ordinary Shares on the main market for listed securities of the LSE;

(f) acquire or dispose of (whether by merger, consolidation or acquisition or sale of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein if such acquisition or disposition (i) would create a substantial risk of delay in the consummation of the Merger or the other transactions contemplated by this Agreement, (ii) would involve the acquisition or disposition of a “significant subsidiary” (as such term is defined in Section 1-02 of Regulation S-X) or (iii) would create a substantial risk to the termination or expiration of any waiting period applicable to the Merger under the HSR Act or the receipt of any approval under Foreign Antitrust Laws applicable to the Merger; or

(g) agree or make a binding commitment to do any of the foregoing.

Section 7.02. Obligations of MergerSub. Parent shall take all action necessary to cause MergerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including in respect of the transactions contemplated by this Agreement) to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof and to honor all agreements relating to indemnification of Indemnified Persons and exculpation of Indemnified Persons existing as of the Effective Time between the Company or any of its Subsidiaries, on the one hand, and any Indemnified Person, on the other hand, and disclosed on Section 7.04(a) the Company Disclosure Schedule; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are consistent with the provisions of this Section 7.04, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company, unless that modification is required by law.

(b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of that policy in effect on the date hereof; provided that (i) in satisfying its obligation under this Section 7.04(b), Parent or the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of the aggregate amount set forth in Section 7.04(b) of the Company Disclosure Schedule, and (ii) notwithstanding the foregoing, if that coverage is only available for more than that amount, Parent or the Surviving Corporation shall nevertheless be obligated to provide the coverage that may be obtained for that amount.

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of that consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.04.

(d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights that Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(e) Any Indemnified Person wishing to claim indemnification under this Section 7.04 from the Surviving Corporation (or Parent in accordance with the terms of this Section 7.04), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation or Parent, as the case may be, thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation, as the case may be, shall have the right to assume the defense thereof and Parent or the Surviving Corporation, as the case may be, shall not be liable to that Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by that Indemnified Person in connection with the defense thereof unless counsel for the Indemnified Person reasonably advises the Indemnified Person that there are issues that raise conflicts of interest between Parent and the Indemnified Person that make that assumption unadvisable, in which case the Indemnified Person may retain counsel, reasonably satisfactory to the Surviving Corporation or Parent, as the case may be, and Parent or the Surviving Corporation, as the case may be, shall pay the reasonable legal expenses of that Indemnified Person, (ii) the Indemnified Person will cooperate in the defense of any such matter and (iii) the Surviving Corporation or Parent, as the case may be, shall not be liable for any settlement effected without its prior written consent; provided, that the Surviving Corporation or Parent, as the case may be, shall not have any obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and that determination shall have become final, that the indemnification of that Indemnified Person in the manner contemplated by this Agreement is prohibited by applicable law.

Section 7.05. Parent Shareholder Meeting. Parent shall take all actions in accordance with applicable law, its memorandum and articles of association and the rules of NASDAQ and the UKLA to cause an extraordinary general meeting of the shareholders of Parent (the “Parent Shareholder Meeting”) to be duly called and held for the purposes of obtaining the Parent Shareholder Approval. The Board of Directors of Parent shall, unless otherwise required by its fiduciary duties (as determined in good faith by the Board of Directors of Parent (after consultation with Parent’s outside legal counsel)), recommend approval of the Parent Proposals and shall not amend, modify, withdraw or qualify the Parent Recommendation in a manner adverse to the Company or take any action or make any statement inconsistent with the Parent Recommendation. In any event, the Board of Directors of Parent shall not amend, modify, withdraw or qualify the Parent Recommendation in a manner adverse to the Company or take any action or make any statement inconsistent with the Parent Recommendation unless Parent notifies the Company, in writing and at least 3 Business Days before taking that action, of its intention to do so. In connection with the Parent Shareholder Meeting, to the extent required by applicable law, Parent shall (a) as soon as practicable after the date of this Agreement and in accordance with the listing rules of the UKLA, obtain the approval of the UKLA of the Listing Particulars and the Parent Circular and mail the Parent Circular to its shareholders in compliance with all legal requirements applicable to the Parent Shareholder Meeting and the listing rules of the UKLA and if necessary, after the Parent Circular has been so posted, promptly circulate amended, supplemental or supplemented Parent Disclosure Documents and, if required in connection therewith, resolicit votes, (b) use its commercially reasonable efforts to secure the Parent Shareholder Approval, and (c) otherwise comply with all legal requirements applicable to that meeting. Parent shall cooperate with the Company in fulfilling the Company’s obligations set forth in Section 6.02. Unless this Agreement is previously terminated in accordance with its terms, Parent shall (x) be obligated to call, give notice of, convene and hold the Parent Shareholder Meeting as promptly as practicable, and (y) submit the Parent Proposals to its shareholders, at the Parent Shareholder Meeting, even if the Parent Board of Directors determines at any time after the date of this Agreement that approval of the Parent Proposals is no longer advisable or recommends that the Parent shareholders reject them.

Section 7.06. Stock Exchange Listing. Parent shall promptly prepare and submit an application to the UKLA for the admission of Parent Ordinary Shares to the Official List and to the LSE for admission to trading of such Parent Ordinary Shares on the LSE’s main market for listed securities. Parent shall use best efforts to cause the Parent ADSs to continue to be listed on the NASDAQ and to obtain the agreement of the UKLA to admit those Parent Ordinary Shares to the Official List of the UKLA.

Section 7.07. Corporate Governance Matters. Immediately prior to the Effective Time, the Board of Directors of Parent shall ensure sufficient vacancies to permit the election of the two New Directors and shall nominate for election to it the New Directors. Upon his election, Mr. Lanza shall be appointed to the nominating committee of the Board of Directors of Parent.

Section 7.08. Employee Benefit Plans. Following the Effective Time and for at least one (1) year, Parent shall provide (or cause to be provided) employee benefits to continuing employees of the Company that are substantially comparable in the aggregate to those of Parent. Each Company employee who continues to be employed by Parent (or any of its Subsidiaries) immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for eligibility to participate and vesting under Parent Plans for years of service with Company (and its Subsidiaries and predecessors) prior to the Effective Time; provided that such employees shall not be entitled to receive credit for eligibility to participate and vesting under Parent’s sabbatical plan for years of service with Company (and its Subsidiaries and predecessors) prior to the Effective Time.

Section 7.09. Amendment to Parent Depositary Agreement. Prior to the Effective Time, Parent shall cause the Parent Depositary Agreement to be amended, as necessary, to reflect the changes to the rights of holders of Parent ADRs contemplated by the Articles Amendment Proposal if approved by Parent shareholders, including a right for holders of Parent ADRs to require the ADR Depository to exercise rights under sections 368 and 376 of the Companies Act as a shareholder of Parent in relation to the holder’s relevant underlying shares.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties agree that:

Section 8.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that for these purposes, the commercially reasonable efforts of the Company and/or Parent shall not be deemed to include (i) entering into any material settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust matters in connection with any objections of any Governmental Entity to the transactions contemplated by this Agreement or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any material portion of its and its Subsidiaries’ (or the Surviving Corporation’s) business, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (and all other foreign filings the parties reasonably agree are necessary or advisable) as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or by the relevant foreign Governmental

Entity) and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (or the relevant foreign law or regulation) as soon as practicable.

Section 8.02. Certain Filings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Registration Statement and the Proxy Statement/Prospectus, and Parent shall, in cooperation with the Company, prepare the Parent Circular and the Listing Particulars. Parent shall, in cooperation with the Company, file the Registration Statement with the SEC, in which the Proxy Statement/Prospectus will be included as the Company’s proxy statement and Parent’s prospectus. Each of the Company and Parent shall use reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after that filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. As promptly as practicable after the date of this Agreement, Parent shall also use reasonable efforts to cause the ADR Depositary to file with the SEC the Form F-6 and use its reasonable efforts to have the Form F-6 declared effective as soon as practicable after that filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which Parent is not now so qualified, filing a general consent to service of process in any jurisdiction in which it is not now generally subject to process or subjecting both to taxation in any such jurisdiction in which it is not now subject to taxation) required to be taken under any applicable United States state securities laws in connection with the issuance of Parent Ordinary Shares and Parent ADSs in connection with the Merger.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Parent Circular and the Listing Particulars, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus, in each case each time before either of those documents (or any amendment to any such document) is filed with the SEC or the UKLA, and reasonable and good faith consideration shall be given to any comments made by that party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statement or the UKLA with respect to the Parent Circular or the Listing Particulars, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c) No amendment or supplement to the Registration Statement, Proxy Statement/Prospectus, Parent Circular or Listing Particulars will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed except as may be required by applicable law, order of a Governmental Entity of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association; provided that, the Company, in connection with a modification or change of the Company Recommendation in compliance with the terms and conditions of this Agreement, or Parent, in connection with a modification or change in the Parent Recommendation in compliance with the terms and conditions of this Agreement, may amend or supplement the Proxy Statement/Prospectus, the Registration Statement, the Parent Circular or the Listing Particulars to effect such a modification or change, and in that event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares or Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC or the UKLA for amendment of any of the Disclosure Filings or comments thereon and responses to those comments or requests by the SEC or the UKLA for additional information. If at any time prior to the Effective Time the Company or Parent discover any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or supplement to any of the Disclosure Filings, so that any of those documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other parties and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and (if required) the UKLA and, to the extent required by law or regulation, disseminated to the shareholders of the Company and Parent.

(d) The Company and Parent shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, (ii) seeking any of those actions, consents, approvals or waivers or making any of those filings, furnishing information required in connection therewith and seeking promptly to obtain any of those actions, consents, approvals or waivers and (iii) setting a mutually acceptable date for the Company Stockholder Meeting and the Parent Shareholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in those meetings and conferences, in each case in connection with the transactions contemplated by this Agreement.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association, in which circumstance reasonable efforts to consult with the other party will be required to the extent practicable; provided that consultation shall not be required if, prior to the date of such release, public statement, press conference or conference call, the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, the Company Recommendation, or Parent shall have failed to make or withdrawn, or modified in a manner adverse to the Company, the Parent Recommendation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of that party (including access to perform physical examinations), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives all financial and operating data and other information that those Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term of this Agreement that would reasonably be expected to cause the condition set forth in Section 9.02(a)(ii) or Section 9.03(a)(ii), as applicable, not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which failure or to comply or satisfy such covenant, condition or agreement would reasonably be expected to cause the condition set forth in Section 9.02(a)(i) or Section 9.03(a)(i), as applicable, not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.07. Tax-free Reorganization. (a) Prior to the Effective Time, each of Parent and the Company shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization. Parent shall cause the Company to comply with the reporting requirements of U.S. Treasury Regulation Section 1.367(a)-3(c)(6).

(b) Each of Parent and the Company shall use its best efforts to obtain the opinions referred to in Sections 9.02(c) and 9.03(b), including the delivery of the representations substantially similar to the form attached hereto as Exhibits F and G (including any modification thereto in accordance with Sections 9.02(c) and 9.03(b)).

Section 8.08. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Ordinary Shares or Parent ADSs (including derivative securities with respect to

Parent Ordinary Shares or Parent ADSs) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver by Parent and the Company of the following conditions:

(a) (i) The Company Stockholder Approval shall have been obtained, and (ii) the Parent Shareholder Approval (other than with respect to the Articles Amendment Proposal, the approval of which shall not in any event be a condition to any party’s obligation to consummate the Closing) shall have been obtained.

(b) The UKLA shall have agreed to admit to the Official List (subject to allotment) the Parent Ordinary Shares to be issued in connection with the Merger, the LSE shall have admitted the Parent Ordinary Shares to be issued in connection with the Merger to trading on its main market for listed securities, and the Parent Ordinary Shares and Parent ADSs shall continue to be listed on the NASDAQ.

(c) The Registration Statement and the Form F-6 shall have become effective in accordance with the provisions of the 1933 Act, no stop order suspending the effectiveness of the Registration Statement or the Form F-6 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(d) (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, (ii) all approvals, consents, actions, notices and filings that are required to have been obtained, taken or made under Foreign Antitrust Laws set forth on Section 9.01(d) of the Company Disclosure Schedule shall have been obtained, taken or made, and (iii) the consent (or confirmation that such consent is not required) of H.M. Treasury with respect to the application to H.M. Treasury for Treasury Consent pursuant to Section 765 of the Income and Corporation Taxes Act of 1988 shall have been received.

(e) No provision of any applicable law or regulation, and no judgment, injunction, order or decree of a Governmental Entity of any competent jurisdiction, shall prohibit or render illegal the consummation of the Merger.

Section 9.02. Conditions to the Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver by Parent of the following further conditions:

(a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained in all of those representations and warranties relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the Effective Time, as if made at and as of that time (other than representations or warranties that address matters only as of a certain date which shall be true and correct as of that date), with only those exceptions that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(b) There shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in any such action or proceeding) by any Governmental Entity, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iii) that otherwise is likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

(c) Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in that opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code and that each of Parent, MergerSub and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code and that Parent will be treated as a corporation under Section 367(a)(1) of the Code with respect to the transfer of the shares of Parent ADSs (or, if applicable, Parent Ordinary Shares) pursuant to the Merger. In rendering that opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially similar to the form of Exhibits F and G to this Agreement (including any modifications thereto that may be requested by counsel to Parent or the Company if the Merger is effected in the manner described in Section 2.01(b)). Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

(d) The Company shall have delivered a certification in the form attached as Exhibit H to this Agreement dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

(e) At any time after the date hereof, except as to matters expressly disclosed in Section 4.10(b) of the Company Disclosure Schedule, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a) (i) Each of Parent and MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and MergerSub contained in this Agreement, disregarding all qualifications and exceptions contained in all of those representations and warranties relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the Effective Time, as if made at and as of that time (other than representations or warranties that address matters only as of a certain date which shall be true and correct as of that date), with only those exceptions that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed an executive officer of Parent to the foregoing effect.

(b) The Company shall have received an opinion Wilson Sonsini Goodrich & Rosati in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in that opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, MergerSub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and that Parent will be treated as a corporation under Section 367(a)(1) of the Code with respect to the transfer of the Parent ADSs (or, if applicable, Parent Ordinary Shares) pursuant to the Merger. In rendering that opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially similar to the form of Exhibit F and G to this Agreement (including any modifications thereto that may be requested by counsel to Parent or the Company if the Merger is effected in the manner described in Section 2.01(b)). Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

(c) At any time after the date hereof, except as to matters expressly disclosed in Section 5.10(b) of the Parent Disclosure Schedule, there shall not have occurred and be continuing as of the Effective Time any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time.

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before April 22, 2005 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to the party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by that time;

(ii) (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any court or Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered, and that judgment, injunction, judgment or order shall have become final and nonappealable;

(iii) (A) the shareholders of Parent shall have voted on the Parent Proposals at the Parent Shareholder Meeting (including any adjournment or postponement thereof), but the Parent Shareholder Approval (other than with respect to the Articles Amendment Proposal) shall not have been obtained, or (B) the stockholders of the Company shall have voted on the adoption of this Agreement at the Company Stockholder Meeting (including any adjournment or postponement thereof), but the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and that condition is incapable of being satisfied by the

End Date; (ii) the Company shall have willfully and materially breached its obligations under Section 6.03; (iii) a tender or exchange offer for any of the outstanding Company Stock shall have been commenced by a Third Party, and the Company shall not have published, sent or given to its securityholders, pursuant to Rule 14e-2 promulgated under the Exchange Act, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer within ten Business Days from the date the tender or exchange offer is first published, sent or given; or (iv) as permitted by Section 6.03, the Board of Directors of the Company (A) shall have failed to make or withdrawn, or modified in a manner adverse to Parent, the Company Recommendation or (B) shall have recommended an Acquisition Proposal; or

(d) by the Company, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or MergerSub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and that condition is incapable of being satisfied by the End Date or (ii) as permitted by Section 7.05, the Board of Directors of Parent shall have failed to make or withdrawn, or modified in a manner adverse to the Company, the Parent Recommendation.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of that termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of that party) to the other party; provided that, if that termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, that party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of that failure. The provisions of this Section 10.02 and Sections 11.04, 11.05, 11.06, 11.07, 11.08, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, but not electronic mail transmission) and shall be given, if to Parent or MergerSub, to:

ARM Holdings plc

110 Fulbourn Road

Cambridge CB1 9NJ, England

Attention: Warren East, Chief Executive Officer

Facsimile No.: +44 1223 400410

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: John Amorosi

Facsimile No.: +1 650 752 2116 +1 212 450 3010

if to the Company, to:

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California

Attention: Mark R. Templeton

Facsimile No.: +1 408 734 5050

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Steve Camahort

Facsimile No.: +1 415 947 2099

or to any other address or facsimile number that such party may hereafter specify for the purpose by notice to the other parties. All of those notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized courier service, but only in each case if receipt occurs on that day before 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations, Warranties and Agreements. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Effective Time. The covenants and agreements contained in this Agreement shall survive in accordance with their terms.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, that amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after (i) the Company Stockholder Approval is obtained, no such amendment or waiver shall, without the further approval of those stockholders, make any change that would require such approval under Delaware Law, and (ii) the Parent Shareholder Approval is obtained, no such amendment or waiver shall, without the further approval of those stockholders, make any change that would require that approval under the laws of England and Wales or the rules and regulations of the UKLA.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.04. Expenses. (a) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring that cost or expense. Notwithstanding the foregoing, Parent and the Company each shall pay 50% of (i) any fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Proxy Statement/Prospectus, the Parent Circular and the Listing Particulars and (ii) any and all filing fees due in connection with the filings required by or under the HSR Act and any Foreign Antitrust Laws.

(b) Further, if a Company Payment Event occurs, the Company shall pay Parent within two Business Days following that Company Payment Event, a fee of $31,000,000 (the “Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 10.01(c)(iv)(A), the Company shall pay Parent within two Business Days following the date of such termination, a fee of $18,000,000 (the “Change Fee”); provided that, if within nine months after such termination, a Third Party Acquisition Event occurs, the Company shall pay to Parent within two Business Days following such Third Party Acquisition Event, the amount by which the Termination Fee exceeds the Change Fee.

(d) If this Agreement is terminated pursuant to Section 10.01(d)(ii), then Parent shall pay the Company within two Business Days following that termination, a fee of $18,000,000.

(e) For purposes of this Agreement, the following terms have the following meanings:

(i) “Company Payment Event” means (A) the termination of this Agreement pursuant to Section 10.01(c)(ii), Section 10.01(c)(iii) or Section 10.01(c)(iv)(B), or (B) the termination of this Agreement pursuant to either Section 10.01(b)(i) or Section 10.01(b)(iii)(B), and before that termination any Third Party shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (which, (x) in the case of a termination pursuant to Section 10.01(b)(i), shall not have been publicly and unconditionally withdrawn before such termination, and, (y) in the case of a termination pursuant to Section 10.01(b)(iii)(B), shall not have been publicly and unconditionally withdrawn before the date that is two weeks before the date upon which the stockholders of the Company shall have voted on the adoption of this Agreement at the Company Stockholder Meeting (including any adjournment or postponement thereof), but the Company Stockholder Approval shall not have been obtained) and concurrently with or within 9 months after that termination, a Third Party Acquisition Event occurs.

(ii) A “Third Party Acquisition Event” means (i) the consummation of an Acquisition Proposal or any transaction that, if it had been proposed before the termination of this Agreement, would have constituted an Acquisition Proposal or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction. When used in the defined term “Third Party Acquisition Event” only, the definition of the term “Acquisition Proposal” shall be deemed to have been modified to replace each instance of “10%” and “15%” with “50%”.

(f) It is expressly agreed that the amounts to be paid pursuant to this Section 11.04 upon a termination of this Agreement pursuant to Section 10.01(c)(ii) constitute liquidated damages negotiated at arm’s-length and do not constitute, and are not intended by the parties to operate as, a penalty, and, without in any way limiting any party’s rights or obligations under Section 11.12 or Section 10.02 (in respect of any termination pursuant to any provision of Section 10.01, other than Section 10.01(c)(ii)) the amounts so paid pursuant to this Section 11.04 after a termination under Section 10.01(c)(ii), shall constitute the sole and exclusive remedy of the party receiving such payment under the events and circumstances giving rise thereto as specified in this Agreement and neither party shall, after any termination pursuant to Section 10.01(c)(ii), (A) seek to obtain any other recovery or judgment against the other or any of the other parties’ officers, directors, employees, partners, managers, members or shareholders or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(g) The Company and Parent acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and MergerSub, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amount due to the other party pursuant to this Section 11.04, the failing party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the failing party for that amount (including value added tax, if any).

Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or MergerSub may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or MergerSub of its obligations hereunder.

Section 11.06. Governing Law. Except to the extent that the laws of England and Wales or any other jurisdiction are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

Section 11.07. Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of those courts (and of the appropriate appellate courts from those courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on that party as provided in Section 11.01 shall be deemed effective service of process on that party.

Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on those counterparts were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10. Entire Agreement. This Agreement, the Confidentiality Agreement, the Voting Agreements and the Irrevocable Undertakings constitute the entire agreement between the parties with respect to their subject matter, and those agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover sheet of this Agreement.

ARTISAN COMPONENTS, INC.

By:	/s/ Mark Templeton
Name:	Mark Templeton
Title:	President and Chief Executive Officer

ARM HOLDINGS PLC

By:	/s/ Warren East
Name:	Warren East
Title:	Chief Executive Officer

SALT ACQUISITION CORPORATION

By:	/s/ Jerald Ardizzone
Name:	Jerald Ardizzone
Title:	Chief Financial Officer and Secretary

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